For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.WM.com
WMI #06-10
Waste Management Announces Second Quarter 2006 Earnings
Income from Operations as a Percent of Revenue Continues Expansion Trend
Company Announces Plan to Increase 2006 Stock Repurchases by up to $350 Million, Bringing 2006 Cash
Authorized for Return to Shareholders to $1.55 Billion
HOUSTON — July 28, 2006 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its second quarter ended June 30, 2006. Revenues for the quarter were $3.41 billion as compared with $3.29 billion in the year ago period, an increase of 3.7%. Net income for the quarter was $417 million, or $0.76 per diluted share, compared with $527 million, or $0.92 per diluted share, in the prior year period. The Company noted several one-time items that impacted the results in the current and prior years’ second quarters. Excluding these items, net income would have been $0.45 per diluted share in the second quarter of 2006 compared with $0.38 per diluted share in the prior year quarter, or an 18.4% increase in earnings per diluted share.(a)
The Company noted the following items that impacted the results for the quarter:
•	A $153 million benefit in net income primarily resulting from income tax audit settlements and Canadian statutory income tax rate reductions.

•	Net after-tax gains of $15 million related to the previously announced divestiture program. Income/expense from divestitures, asset impairments and unusual items included $23 million in after-tax gains on sales of operations, partially offset by an $8 million after-tax asset impairment charge for a collection operation held for sale.
Combined, these items improved second quarter 2006 after-tax earnings by $168 million. Without the impact of these items, net income for the quarter would have been $249 million, or $0.45 per diluted share.(a)
The prior year’s second quarter earnings included a net after-tax benefit of $308 million primarily due to tax audit settlements. Without such benefit, net income in last year’s quarter would have been $219 million, or $0.38 per diluted share.(a)

Income from operations as a percent of revenue increased 250 basis points to 16.6% in the second quarter of 2006 as compared with the second quarter of 2005. Income from operations as a percent of revenue, as adjusted for the one-time items, increased 160 basis points to 15.8% in the second quarter of 2006 as compared with the second quarter of 2005.(a)
“We saw the continuation of a number of very positive trends during the second quarter. We again achieved our primary financial goals of solid earnings growth, margin expansion and strong free cash flow,” said David P. Steiner, Chief Executive Officer of Waste Management. “Strong pricing was again the key driver of our financial performance and more than offset the decline in volumes. This led to the triple-digit margin expansion in the quarter.
“Our operational improvement programs also contributed to our strong earnings during the second quarter. Operating costs as a percent of revenue declined by 160 basis points in the second quarter of 2006 versus the second quarter of 2005. This marks the fourth consecutive quarter in which our year-over-year operating costs as a percent of revenue have declined. As part of our divestiture program, we have now sold or have definitive agreements to sell operations totaling approximately $240 million in revenue. In addition, we have operations totaling about $230 million in revenue under letters of intent. The divestiture program is progressing well and we are on track to meet our goals for the year.
“We generated $557 million in net cash provided by operating activities and $398 million in free cash flow during this year’s second quarter, bringing our free cash flow total to $808 million for the first six months of 2006.(a) We returned $371 million in cash to our shareholders during the second quarter in the form of share repurchases and our quarterly cash dividend payment.
“We ended the quarter with a strong cash balance and we expect to meet our full-year free cash flow and divestiture goals. Consequently, our Board of Directors has authorized us to repurchase up to an additional $350 million in common stock during 2006, which brings the total amount of cash authorized for return to shareholders to $1.55 billion for 2006. We also expect to review our 2007 dividend policy at our December 2006 Board of Directors meeting.”
Key Highlights for the Quarter
•	Internal revenue growth on base business due to yield increased 3.9%. The base business revenue growth from yield was 5.3% including the $46 million obtained through our fuel surcharge program. The yield component excludes a 0.6% reduction in revenue from the combined impact of lower recycling commodity prices and slight increases in electricity rates at independent power production facilities.

•	Internal revenue growth from volumes decreased 1.1%. Excluding the 0.5% impact of lower non-core volumes, internal revenue growth from volumes decreased 0.6%.

•	Divestitures net of acquisitions caused a 0.4% decline in revenues in the quarter, and foreign currency translation contributed 0.5% to higher revenues.

•	Operating expenses were 64.5% of revenue, down from 66.1% of revenue in the same period in 2005. Second quarter 2006 operating expenses included $11 million in costs due primarily to a strike in the New York City area, which ended earlier this week.

•	Net cash provided by operating activities of $557 million in the second quarter. For the six-month period, net cash provided by operating activities was $1,120 million.

•	Free cash flow of $398 million. For the six-month period, free cash flow was $808 million.(a)

•	Capital expenditures of $296 million.

•	Proceeds from divestitures of businesses and sales of assets, net of cash divested, of $137 million.

•	$371 million returned to shareholders, consisting of $119 million in cash dividends and $252 million in common stock repurchases.

•	The recurring effective tax rate in the quarter was 39.3%, which was higher than the 37.1% rate projected in our first quarter 2006 earnings release. This increase in the effective tax rate is due primarily to an estimated phase-out of approximately 78% of our Section 45K tax credits due to higher actual and projected crude oil prices as of June 30, 2006. At the time of our first quarter 2006 earnings release, we estimated the phase-out of our Section 45K tax credits to be approximately 61% based on the level of actual and projected crude oil prices as of March 31, 2006.
Steiner concluded, “We were very pleased with our overall performance during the first and second quarters of this year. We exceeded our expectations despite unexpected headwinds from the phase out of Section 45K tax credits and the costs of the New York strike. We are assuming a 78% phase-out of Section 45K tax credits for the remainder of the year.
“Our achievements this quarter were the result of our field and corporate teams continuing their excellent work on our pricing and operational initiatives. We are confident about our performance for the remainder of the year and expect our full-year earnings to be toward the upper end of the analysts’ current full-year range of $1.69 to $1.75 per diluted share.”

(a) This earnings release contains (i) net income, earnings per share, earnings per share growth and income from operations as a percentage of revenue, each as adjusted to exclude the impact of income/expense from divestitures, asset impairments and unusual items and tax related items described and (ii) free cash flow. These measures of financial performance are non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.
The Company believes that providing investors with certain non-GAAP financial measures gives investors additional information to enable them to assess, in the way management assesses, the Company’s current and continuing operations. The Company included the non-GAAP financial measure of free cash flow because it uses that measure in the management of its business and because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends. A reconciliation of free cash flow to the Company’s GAAP reported cash flows from operating activities, which is the most comparable GAAP measure, is included in the accompanying schedules. Reconciliations of adjusted net income and earnings per share to the Company’s GAAP reported net income and earnings per share, and the corresponding earnings per share growth percentages, are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time, 9:00 a.m. Central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “2Q2006 Earnings Report Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 2095328.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 11:00 a.m. Central time on July 28 through 5:00 p.m. Central time on August 11. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 2095328.
Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Our subsidiaries provide collection, transfer, recycling and resource recovery, and disposal services. We are also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. Our customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief. These and other statements relating to future events and performances are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2006 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs;

•	we may be unable to attract or retain qualified personnel, including licensed commercial drivers and truck maintenance professionals;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases, passing on increased costs to our customers, divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	fuel price increases or fuel supply shortages may increase our expenses, including our tax expense if Section 45K credits are phased out due to continued high crude oil prices;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	inflation and resulting higher interest rates may have negative effects on the economy, which could result in decreases in volumes of waste generated and increases in our financing costs and other expenses;

•	the possible inability of our insurers to meet their obligations may cause our expenses to increase;

•	weather conditions cause our quarter to quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to shut down operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses or reduce revenues;

•	regulations may negatively impact our business by, among other things, increasing the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste can increase our expenses and reduce our revenues;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities, which are higher margin businesses than recycling;

•	efforts by labor unions to organize our employees may divert management’s attention and increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to union-initiated work stoppages, including strikes, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs or limit our ability to conduct or expand our operations;

•	possible errors or problems with implementing and deploying new information technology systems may decrease our efficiencies and increase our costs to operate;

•	the adoption of new accounting standards or interpretations may cause fluctuations in quarterly results of operations or adversely impact our results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2006	2005

Operating revenues	$3,410	$3,289

Costs and expenses:
Operating	2,199	2,173
Selling, general and administrative	328	313
Depreciation and amortization	345	346
(Income) expense from divestitures, asset impairments and unusual items	(27)	(6)

	2,845	2,826

Income from operations	565	463

Other income (expense):
Interest expense	(138)	(128)
Interest income	20	6
Equity in net earnings (losses) of unconsolidated entities	10	(26)
Minority interest	(10)	(11)
Other, net	—	1

	(118)	(158)

Income before income taxes	447	305
Provision for (benefit from) income taxes	30	(222)

Net income	$417	$527

Basic earnings per common share	$0.77	$0.93

Diluted earnings per common share	$0.76	$0.92

Basic common shares outstanding	544.3	566.3

Diluted common shares outstanding	549.7	570.1

Cash dividends per common share	$0.22	$0.20

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2006	2005
EPS Calculation:

Net income	$417	$527

Number of common shares outstanding at end of period	541.9	563.0
Effect of using weighted average common shares outstanding	2.4	3.3

Weighted average basic common shares outstanding	544.3	566.3
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	5.4	3.8

Weighted average diluted common shares outstanding	549.7	570.1

Basic earnings per common share	$0.77	$0.93

Diluted earnings per common share	$0.76	$0.92

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2006	2005

Operating revenues	$6,639	$6,327

Costs and expenses:
Operating	4,299	4,217
Selling, general and administrative	696	643
Depreciation and amortization	673	667
(Income) expense from divestitures, asset impairments and unusual items	(29)	(29)

	5,639	5,498

Income from operations	1,000	829

Other income (expense):
Interest expense	(274)	(244)
Interest income	29	12
Equity in net earnings (losses) of unconsolidated entities	2	(52)
Minority interest	(22)	(21)
Other, net	1	1

	(264)	(304)

Income before income taxes	736	525
Provision for (benefit from) income taxes	133	(152)

Net income	$603	$677

Basic earnings per common share	$1.11	$1.19

Diluted earnings per common share	$1.09	$1.18

Basic common shares outstanding	545.3	567.6

Diluted common shares outstanding	550.9	571.3

Cash dividends per common share (1st quarter 2006 dividend of $0.22 per share declared in December 2005, paid in March 2006)	$0.22	$0.40

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2006	2005

EPS Calculation:

Net income	$603	$677

Number of common shares outstanding at end of period	541.9	563.0
Effect of using weighted average common shares outstanding	3.4	4.6

Weighted average basic common shares outstanding	545.3	567.6
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	5.6	3.7

Weighted average diluted common shares outstanding	550.9	571.3

Basic earnings per common share	$1.11	$1.19

Diluted earnings per common share	$1.09	$1.18

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	June 30,	December 31,
	2006	2005
	(Unaudited)

Assets

Current assets:
Cash and cash equivalents	$569	$666
Receivables, net	1,947	2,004
Other	1,066	781

Total current assets	3,582	3,451

Property and equipment, net	10,993	11,221
Goodwill	5,307	5,364
Other intangible assets, net	133	150
Other assets	920	949

Total assets	$20,935	$21,135

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,382	$2,735
Current portion of long-term debt	863	522

Total current liabilities	3,245	3,257

Long-term debt, less current portion	7,737	8,165
Other liabilities	3,441	3,311

Total liabilities	14,423	14,733

Minority interest in subsidiaries and variable interest entities	280	281
Stockholders’ equity	6,232	6,121

Total liabilities and stockholders’ equity	$20,935	$21,135

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2006	2005

Cash flows from operating activities:
Net income	$603	$677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	673	667
Other	(15)	7
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(141)	(248)

Net cash provided by operating activities	1,120	1,103

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(27)	(91)
Capital expenditures	(467)	(493)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	155	124
Purchases of short-term investments	(1,707)	(225)
Proceeds from sales of short-term investments	1,499	202
Net receipts from restricted trust and escrow accounts, and other	48	190

Net cash used in investing activities	(499)	(293)

Cash flows from financing activities:
New borrowings	96	8
Debt repayments	(149)	(234)
Common stock repurchases	(627)	(278)
Cash dividends	(240)	(228)
Exercise of common stock options and warrants	202	51
Other, net	—	(73)

Net cash used in financing activities	(718)	(754)

Effect of exchange rate changes on cash and cash equivalents	—	1

Increase (decrease) in cash and cash equivalents	(97)	57
Cash and cash equivalents at beginning of period	666	424

Cash and cash equivalents at end of period	$569	$481

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2006	2006	2005
Operating Revenues by Lines of Business

Collection	$2,251	$2,159	$2,168
Landfill	834	750	791
Transfer	479	421	463
Wheelabrator	226	218	214
Recycling and other	265	271	301
Intercompany (a)	(645)	(590)	(648)

Operating revenues	$3,410	$3,229	$3,289

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	3.6%	6.1%	4.0%
Less: Yield changes due to recycling commodities, electricity (IPP) and fuel surcharge	0.8%	0.3%	0.7%

Adjusted internal growth	2.8%	5.8%	3.3%

Acquisition Summary (b)

Gross annualized revenue acquired	$22	$7	$11

Total consideration	$18	$8	$10

Cash paid for acquisitions	$17	$7	$2

Recycling Segment Supplemental Data (c)

Operating revenues	$181	$189	$203

Operating expenses	$154	$163	$173

	Quarters Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Free Cash Flow Analysis (d)

Net cash provided by operating activities	$557	$595	$1,120	$1,103
Capital expenditures	(296)	(308)	(467)	(493)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	137	27	155	124

Free cash flow	$398	$314	$808	$734

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2006	2006	2005
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$1,082	$988	$515

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,600	$8,620	$8,431
Total equity	6,232	6,071	6,197

Total capital	$14,832	$14,691	$14,628

Debt-to-total capital	58.0%	58.7%	57.6%

Capitalized interest (b)	$4	$3	($1)

Other Operational Data

Internalization of waste, based on disposal costs	66.8%	66.7%	65.3%

Total landfill disposal volumes (tons in millions)	33.4	29.9	32.3
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.0	2.0

Total disposal volumes (tons in millions)	35.4	31.9	34.3

Active landfills	286	282	286

Landfills reporting volume	266	262	265

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non-SFAS No. 143 amortization expense	$108.2	$95.8	$102.3
Amortization expense related to SFAS No. 143 obligations	19.0	13.6	19.7

Total amortization expense	127.2	109.4	122.0
Accretion and other related expense	14.2	13.5	12.8

Landfill amortization, accretion and other related expense	$141.4	$122.9	$134.8

(a)	The quarters ended June 30, 2006, March 31, 2006 and June 30, 2005 include short-term investments available for use of $513 million, $534 million and $34 million, respectively.

(b)	The quarter ended June 30, 2005 includes the reversal of $5 million of previously recorded capitalized interest associated with certain projects that did not qualify for interest capitalization.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended
Adjusted Income from Operations as a	June 30,
percent of Revenue	2006	2005

As reported:
Operating revenues	$3,410	$3,289
Income from operations	$565	$463

Income from Operations as a percent of Revenue (a)	16.6%	14.1%

Adjustments to Income from Operations:
Income from divestitures	($40)	($32)
Asset impairments	13	35

Total	($27)	$3

As adjusted:
Operating revenues	$3,410	$3,289
Income from operations	$538	$466

Adjusted Income from Operations as a percent of Revenue (b)	15.8%	14.2%

	Quarter Ended		Quarter Ended
	June 30, 2006		June 30, 2005
		Per
	After-tax	Share	After-tax	Per Share
Adjusted Net income and Diluted Earnings per Share	Amount	Amount	Amount	Amount

Net income and Diluted EPS, as reported (c)	$417	$0.76	$527	$0.92

Adjustments to Net income and Diluted EPS:
Tax audit settlements and other tax items	(153)	(0.28)	(311)	(0.55)
After-tax impact of above Adjustments to Income from Operations	(15)	(0.03)	3	0.01

Net income and Diluted EPS, as adjusted (d)	$249	$0.45	$219	$0.38

(a)	Increase in Income from Operations as a percent of Revenue, as reported, of 250 basis points.

(b)	Increase in Income from Operations as a percent of Revenue, as adjusted, of 160 basis points.

(c)	Decrease in Net income and Diluted EPS, as reported, of 20.8% and 17.4%, respectively.

(d)	Increase in Net income and Diluted EPS, as adjusted, of 13.7% and 18.4%, respectively.

(9)